SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant ___

Filed by a Party other than the Registrant   X

Check the appropriate box:

___ Preliminary Proxy Statement

___ Confidential, For Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))

_X_ Definitive Proxy Statement

___ Definitive Additional Materials

___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Health Outcomes Management, Inc.
                (Name of Registrant as Specified in its Charter)

          Victor S. Greenstein, Jonathan R. Gordon, Stanford M. Baratz,
                   Peter J. Zugschwert and Matthew E. Goldberg
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

_X_ No fee required

___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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___ Fee paid previously with preliminary materials

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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                               PROXY STATEMENT OF
          VICTOR S. GREENSTEIN, JONATHAN R. GORDON, STANFORD M. BARATZ,
                   PETER J. ZUGSCHWERT AND MATTHEW E. GOLDBERG


                       5500 WAYZATA BOULEVARD, SUITE 1075
                          MINNEAPOLIS, MINNESOTA 55416
                                 (612) 591-5016

                   IMPORTANT NOTICE AFFECTING YOUR INVESTMENT
                    IN HEALTH OUTCOMES MANAGEMENT, INC. STOCK

                                 August 26, 1997

Dear Fellow Shareholder:

         To quote Ronald Reagan during one of his debates with Jimmy Carter, "are you better off today than you were four years ago?" If so, it is not due to the performance of your investment in Health Outcomes Management, Inc. While other stocks have been zooming to new highs and the market indexes seem to break records almost daily, Health Outcomes has given new meaning to the term "penny stock." The price per share has declined to just PENNIES per share and the trendline just keeps going down.

             HEALTH OUTCOMES MANAGEMENT, INC. QUARTERLY STOCK PRICE
                                     [graph]

                QUARTERLY PERIOD              HIGH BID QUOTATION

                1st quarter 1994                     $.72
                2nd quarter 1994                     $.60
                3rd quarter 1994                     $.58
                4th quarter 1994                     $.50
                1st quarter 1995                     $.60
                2nd quarter 1995                     $.94
                3rd quarter 1995                    $1.12
                4th quarter 1995                     $.94
                1st quarter 1996                     $.69
                2nd quarter 1996                     $.44
                3rd quarter 1996                     $.38
                4th quarter 1996                     $.19
                1st quarter 1997                     $.16


         While the price of our stock languishes in the cellar, executive management continues to draw fat paychecks. Between fiscal years 1995 and 1996, the combined annual compensation of Mr. Peters (the President of the company) and Mr. Frakes (the Vice President of the company) ranged from TWO TO SEVENTEEN times the net income of the company! In fiscal 1997, when earnings took a 218% nosedive (resulting in a loss of over $113,000), Peters and Frakes took salary reductions of only 10%. In short, as the following chart demonstrates, their compensation appears to bear almost no rational relationship to the earnings performance of the company.


       COMPENSATION OF PETERS AND FRAKES AS COMPARED TO NET INCOME (LOSS)
                                     [graph]


                      COMBINED COMPENSATION OF PETERS
    YEAR                         AND FRAKES*                 NET INCOME (LOSS)

    1995                          $191,594                       $  10,995
    1996                          $201,394                       $  95,615
    1997                          $191,519                       $(113,244)


----------


* Compensation of Peters computed as the sum of salary and bonus as reported in the Company's Annual Reports on Form 10-KSB. Compensation of Frakes extrapolated from monthly salary information as reported in the Company's Annual Reports on Form 10-KSB, as adjusted for a 10% salary reduction as of May 15, 1996.

         We submit that Health Outcomes is going nowhere, and indeed, is headed for insolvency -- at an alarming clip. For the three months ended May 31, 1997, the Company's working capital deficit (that is, the amount by which current liabilities exceeded current assets) increased by $138,692 to a deficit of $349,229 at May 31, 1997 over a deficit of $210,537 at February 28, 1997. The shareholders' deficit has similarly increased in this same period from $86,357 at February 28, 1997 to $192,598 at May 31, 1997. Cash and cash equivalents, which were at $209,024 at February 28, 1997, have decreased to $122,366 at May 31, 1997. Revenues similarly have continued to slide. For the fiscal year ended February 29, 1996, revenues were $3,182,718, but declined to $2,509,022 for the fiscal year ended February 28, 1997. Current trends look no better to us. Revenues for the three months ended May 31, 1997 fell to $586,567 from $697,614 in the same three months of the prior year.

         Fellow shareholders, the time for action is now! We have a hand-picked team of experienced professionals who are ready, willing and able to replace the company's current Directors. Our director-nominees are businessmen from varied disciplines whom we believe bring a wealth of practical knowledge to the Company. We believe that the current directors, all of whom have spent the major portion of their professional careers in healthcare, lack the diversity we think is essential to leading the Company through a turnaround. If elected, our candidates will work to design strategies to improve the Company's earnings and to link more closely the compensation paid to management to earnings performance.

         We can no longer tolerate the wasting away of our hard earned investment dollars. You CAN make a change by electing a new slate of directors. WE ASK THAT YOU FILL IN, SIGN AND DATE AND RETURN YOUR GOLD PROXY TODAY! This will revoke any prior proxy or proxies you have given. If you have any questions, please call me in the Twin Cities at (612) 591-5016 or toll-free outside of the Twin Cities at (800) 892-3970.


                                      Sincerely,


                                      Victor S. Greenstein

                                 GENERAL MATTERS



SOLICITATION OF PROXIES

         This Proxy Statement and the accompanying GOLD proxy, mailed on or about August 26, 1997, is furnished to the shareholders of Health Outcomes Management, Inc., 2331 University Avenue S.E., Minneapolis, Minnesota 55414 (the "Company") in connection with the solicitation of proxies by Victor S. Greenstein, Jonathan R. Gordon, Stanford M. Baratz, Peter J. Zugschwert and Matthew E. Goldberg (the "Greenstein Group"). Proxies solicited hereby are to be voted and/or utilized at the Annual Meeting of Shareholders to be held on Thursday, September 18, 1997, at 3:30 p.m. at the Radisson Hotel Metrodome, University of Minnesota, 615 Washington Avenue S.E., Minneapolis, Minnesota, or any adjournment or adjournments thereof, for the purpose of electing a slate of four directors proposed by the Greenstein Group in opposition to the slate of four directors proposed by the Company and its Board of Directors pursuant to the Company's Proxy Statement mailed on or about August 7, 1997 (the "Company's Proxy Statement").


         The cost of this solicitation, which is being made on behalf of the Greenstein Group, is estimated to be $15,000 and will be borne by Mr. Greenstein; provided, however, that in the event that the Greenstein Group's proposed slate of directors is elected, Mr. Greenstein intends to seek reimbursement of such costs from the Company. As of August 6, 1997, Mr. Greenstein has incurred total expenditures of approximately $5,200 in connection with the solicitation of the Company's shareholders.


         In addition to solicitation by mail, the Greenstein Group members and regular clerical employees of the Greenstein Group members may solicit proxies by telephone, special communications or in person. The Greenstein Group may, but to date has not, specially engage employees, representatives or other persons to solicit the Company's shareholders. The Greenstein Group intends also to request banks and brokers to forward the Greenstein Group's proxy materials to their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.


INTEREST OF GREENSTEIN GROUP MEMBERS IN THIS SOLICITATION


         The GOLD proxy to which this Proxy Statement relates is being solicited by the Greenstein Group. Mr. Greenstein is the beneficial owner of 107,000 shares of the Company's Common Stock. He owns no shares of record. Mr. Greenstein is a registered representative with R.J. Steichen & Company, an investment banking firm ("Steichen"). As of August 1, 1997, Mr. Greenstein's clients beneficially owned an aggregate of 670,150 shares of the Company's Common Stock through accounts maintained under his direction at Steichen. However, Mr. Greenstein does not exercise voting or investment discretion with respect to shares of the Company's Common Stock beneficially owned by such clients. Mr. Greenstein's business address is 5500 Wayzata Boulevard, Suite 1075, Minneapolis, Minnesota 55416.


         Mr. Gordon is the beneficial owner of 60,000 shares of the Company's Common Stock. He owns no shares of record. Mr. Gordon is President of Vault, Inc., a document storage company. His business address is 7300 France Avenue South, Edina, Minnesota 55435.

         Mr. Baratz is the beneficial owner of 41,000 shares of the Company's Common Stock. He owns no shares of record. Mr. Baratz is President of Baratz Financial, Inc., a private investment firm. His business address is the same as that of Mr. Greenstein.

         Mr. Zugschwert owns no shares of the Company's Common Stock beneficially or of record. Mr. Zugschwert is Senior Vice President of Operations for Baratz Financial, Inc. His business address is the same as that of Mr. Greenstein.

         Mr. Goldberg owns no shares of the Company's Common Stock benefically or of record. Mr. Goldberg is President of In-Sight Optical, Inc. dba InVision, a retail optical store chain. His business address is 119 North Fourth Street, Minneapolis, Minnesota 55401.

         During the past two years, none of the Greenstein Group members purchased and/or sold shares of the Company's Common Stock or any other Company securities.


         Except in connection with the arrangements relating to this Proxy Statement, no Greenstein Group member (including the director-nominees) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. No Greenstein Group member (including the director-nominees) is, or since the beginning of the Company's last fiscal year was, a party to or has or had a direct or indirect material interest in any transaction or series of transactions in which the Company or any of its subsidiaries was or is to be a party and in which the amount involved exceeded $60,000.


         If the Greenstein Group director-nominees are elected as the members of the Board of Directors, it is expected that Mr. Zugschwert may be engaged to assist the Company in attempting a turnaround of its business and financial affairs. The terms and conditions of such proposed engagement have not been agreed upon as of the date hereof.

VOTING, EXECUTION AND REVOCATION OF PROXIES

         According to the Company's Proxy Statement, only stockholders of record at the close of business on July 22, 1997, will be entitled to vote. As of that date according to the Company's Proxy Statement, the Company had 8,499,029 shares of Common Stock outstanding and entitled to vote and each share is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Shareholders, or 4,249,515 shares, constitutes a quorum for the transaction of business.


         The Greenstein Group has been informed that because the Greenstein Group seeks election of its slate of director-nominees in opposition to the candidates offered by the Company and its Board of Directors, broker-dealers, banks and other entities holding securities for the beneficial ownership of their customers will not be permitted to vote shares of the Company's Common Stock for which they have not received voting instructions from the beneficial owners thereof. Accordingly, shares beneficially owned by persons who abstain from voting will not count toward the quorum required for the Annual Meeting or toward the votes required for election of directors. Similarly, shares not voted by broker-dealers, banks and other entities holding securities for the beneficial ownership of their customers will not count toward the quorum required for the Annual Meeting or toward the votes required for the election of directors.

         Directors of the Company are elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting, assuming a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, election of the Greenstein Group director-nominees requires the affirmative vote of a plurality of the votes cast in the election at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. All other matters submitted at the Annual Meeting will be determined by a majority of the votes cast. Shares deemed present in the quorum for the Annual Meeting, but which are not voted (either because of an abstention or a broker-dealer non-vote), will not count toward the election of either the Greenstein Group's or management's slate of directors.

         Each properly executed and timely returned GOLD Proxy will be voted in favor of the election of all of the Greenstein Group director-nominees to the exclusion of all of the director-nominees proposed by the Company and its Board of Directors. However, shareholders of the Company desiring to vote for some of the Greenstein Group's director-nominees should execute and return the Greenstein Group's GOLD Proxy, but should write the full name of the Greenstein Group nominee or nominees for whom the shareholder desires to withhold authority to vote. The Greenstein Group's GOLD Proxy will revoke any prior proxy or proxies given and will be revoked by any subsequent proxy or proxies given. Accordingly, shareholders of the Company desiring to vote for some or all of the director-nominees proposed by the Company or against election of all of the Greenstein Group director-nominees, or who desire to abstain from voting, should not execute or return a GOLD Proxy. The GOLD Proxy cannot be used to vote for some of the Greenstein Group's and for some of the Company's candidates.

         Shareholders not giving a GOLD Proxy solicited hereby may vote for or against election of all or some of the Greenstein Group director-nominees, and for or against election of all or some of the director-nominees proposed by the Company and its Board of Directors, in person or by another proxy of their choice.


                             PRINCIPAL SHAREHOLDERS

         According to the Company's Proxy Statement, the following table sets forth as of July 1, 1997, the number of shares of Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's capital stock, by each director and certain executive officers and by all directors and executive officers as a group. Information with respect to the Greenstein Group's director-nominees as of August 6, 1997, is also included in the table. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of the applicable date are treated as outstanding only when determining the amount and percentage owned by such individual. Except as otherwise indicated, the persons listed possess all of the voting and investment power with respect to the shares listed for them.

  DIRECTORS, DIRECTOR-NOMINEES, EXECUTIVE                NUMBER        PERCENT
       OFFICERS, AND 5% SHAREHOLDERS                    OF SHARES      OF CLASS
       -----------------------------                    ---------      --------


William A. Peter, Jr.
6650 Vernon Hills Road
Edina, Minnesota  55436............................    1,508,850(1)        17.5%

Steven C. Wolf
820 S. 59th Street
Belleville, Illinois  62223........................      550,000            6.5%

Sandra F. Pessin
c/o Neuberger & Berman, LLC
605 Third Avenue
New York, New York  10158-3698.....................      436,000            5.1%

Michael J. Frakes
3712 Chatham Circle
Arden Hills, Minnesota  55112......................      381,549(2)         4.4%

Robert J. Cipolle
14721-80th Place North
Maple Grove, Minnesota  55369......................       64,250(3)         0.8%

Jerry L. Hoganson
1742 Lark Avenue
Maplewood, Minnesota  55109........................       19,000(4)         0.2%

Jonathan R. Gordon
7300 France Avenue South
Edina, Minnesota  55435............................       60,000            0.7%

Stanford M. Baratz
5500 Wayzata Boulevard, Suite 1075
Minneapolis, Minnesota  55416......................       41,000            0.5%

Peter J. Zugschwert
5500 Wayzata Boulevard, Suite 1075
Minneapolis, Minnesota  55416......................          ---            ---%

Matthew E. Goldberg
119 North Fourth Street
Minneapolis, Minnesota  55401......................          ---            ---%

All executive officers and directors as a group
(5 persons) .......................................    1,980,899(5)        22.4%

----------------------------------


(1) Includes 115,000 shares which may be purchased pursuant to warrants and 21,250 shares which may be purchased pursuant to stock options which will become exercisable within 60 days of August 7, 1997.

(2) Includes 30,000 shares which may be purchased pursuant to warrants and 121,250 shares which may be purchased pursuant to stock options which will become exercisable within 60 days of August 7, 1997.

(3) Includes 20,000 shares which may be purchased pursuant to stock options which will become exercisable within 60 days of August 7, 1997.

(4) Includes 15,000 shares which may be purchased pursuant to stock options which will become exercisable within 60 days of August 7, 1997.

(5) Includes 329,750 shares which certain directors and officers have the right to purchase pursuant to warrants and stock options which will become exercisable within 60 days of August 7, 1997.


                              ELECTION OF DIRECTORS

GREENSTEIN GROUP NOMINEES FOR ELECTION AS DIRECTORS

         According to the Company's Proxy Statement, the Board of Directors currently consists of four persons. Each director will be elected to serve until the Annual Meeting of Shareholders to be held in 1998 or until a successor is elected and qualified.


         The Greenstein Group submits for election in opposition to management the four persons named below. Proxies cannot be voted for a greater number of persons than the number of nominees named below. The Greenstein Group recommends a vote FOR all such nominees, and it is intended that, unless contrary written instructions are provided, GOLD Proxies accompanying this Proxy Statement will be voted at the 1997 Annual Meeting FOR the election to the Board of all of the Greenstein Group nominees named, to the exclusion of the candidates nominated by the Company and its Board of Directors. The Greenstein Group believes that each nominee will be able to serve, but should any nominee be unable to serve as a director, the persons named in the GOLD Proxy have advised that they will vote for the election of such substitute nominee as Mr. Greenstein may propose.


         The names, ages and respective positions of the Greenstein Group nominees, their occupations and other information is set forth below, based upon information furnished to the Greenstein Group by the nominees.

         JONATHAN R. GORDON, age 46, has been President of Vault, Inc., an Edina, Minnesota-based document storage company, since 1988. Mr. Gordon is a Certified Public Accountant.

         STANFORD M. BARATZ, age 41, has been the President of Baratz Financial, Inc., a Minneapolis-based private investment firm, since founding the company in 1994. Between 1985 and 1994, Mr. Baratz served in various capacities with the Welsh Companies, a Minneapolis-based real estate firm, most recently as Executive Vice President.


         PETER J. ZUGSCHWERT, age 31, has been Senior Vice President of Operations for Baratz Financial, Inc. since June 1995. Between 1993 and 1995, Mr. Zugschwert was private business consultant in Chicago and Minneapolis. Prior thereto, Mr. Zugschwert was a full-time student at the University of Chicago Graduate School of Business.


         MATTHEW E. GOLDBERG, age 30, has been President of In-Sight Optical, Inc. dba InVision, a retail optical store chain, since 1996. Between 1992 and 1996, Mr. Goldberg was an account manager with Campbell-Mithun Esty, a Minneapolis-based advertising agency.

         None of the above director-nominees is party to any legal proceedings adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries, other than the interest in opposing the Company and its Board of Directors as to their election. None of the above director-nominees has received any compensation or other remuneration of any kind from the Company or any of its subsidiaries during the Company past three fiscal years.

                                 OTHER BUSINESS


         According to the Company's Proxy Statement, the Board of Directors of the Company does not intend to present any matters before the meeting other than the election of directors. The enclosed GOLD Proxy therefore gives no discretionary authority in the event that any additional matters should be presented.



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                              [GOLD COLORED PAPER]


                          PROXY SOLICITED ON BEHALF OF
          VICTOR S. GREENSTEIN, JONATHAN R. GORDON, STANFORD M. BARATZ,
                   PETER J. ZUGSCHWERT AND MATTHEW E. GOLDBERG
                           IN OPPOSITION TO MANAGEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
        HEALTH OUTCOMES MANAGEMENT, INC. TO BE HELD ON SEPTEMBER 18, 1997

         The undersigned hereby constitutes and appoints Victor S. Greenstein and Peter J. Zugschwert as attorneys and proxies (each with the power to act alone and with the power of substitution and revocation) to attend the Annual Meeting of Shareholders of Health Outcomes Management, Inc. ("HOM") to be held on Thursday, September 18, 1997 at 3:30 p.m., Central Time, and any and all adjournments thereof, and there to act for and to vote all of the shares of Common Stock held in the name of the undersigned, in the manner specified below, upon the following matters:


         Election of four directors, each to serve until the earlier of the election of his successor, his resignation, removal, disqualification or death:

          JONATHAN R. GORDON; STANFORD M. BARATZ; PETER J. ZUGSCHWERT;
                            AND MATTHEW E. GOLDBERG

___ FOR all nominees listed above (except         ___ WITHHOLD AUTHORITY to
    as indicated to the contrary below)               vote for all nominees
                                                      listed above

(INSTRUCTION: To withhold authority to vote for one or more nominees, write the full name(s) of such nominees in the space provided below.)

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IF THIS PROXY IS EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE
FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE ELECTION OF ANY SUCH NOMINEE.


PLEASE FILL IN, SIGN, AND DATE ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.


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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES
AS TO WHICH THE UNDERSIGNED SHAREHOLDER HAS NOT WITHHELD AUTHORITY TO VOTE.




                                    Dated:_____________________________, 1997

                                    _________________________________________
                                    Signature

                                    _________________________________________
                                    Signature


                                    IMPORTANT: This Proxy should be signed
                                    exactly as your name appears on your HOM stock certificate. In the case of joint tenants, both should sign. Fiduciaries should indicate full title and authority. Corporations should sign in full corporate name by the President or other authorized officer. Partnerships should sign in partnership name by an authorized person.

THIS PROXY REVOKES ANY PRIOR PROXY OR PROXIES GIVEN. HOM SHAREHOLDERS WHO DO NOT WISH TO VOTE FOR ANY DIRECTOR-NOMINEES PROPOSED BY THE GREENSTEIN GROUP, OR WHO WISH TO VOTE FOR ANY DIRECTOR-NOMINEES PROPOSED BY HOM'S MANAGEMENT, SHOULD NOT EXECUTE OR RETURN THIS PROXY. HOM SHAREHOLDERS WHO DO NOT GIVE THIS PROXY CAN VOTE FOR OR AGAINST THE ELECTION OF SOME OR ALL OF THE GREENSTEIN GROUP'S DIRECTOR-NOMINEES IN PERSON OR THROUGH ANOTHER PROXY OF THEIR CHOICE.